Exhibit(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement of The Brazil Fund, Inc. on Form N-1A (the “Registration Statement”) of our report dated August 18, 2005, relating to the financial statements and financial highlights which appears in the June 30, 2005 Annual Report to Shareholders of The Brazil Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 16, 2005